Exhibit 4.(h)

Description of the Registrant’s Securities
Registered Pursuant to Section 12 of the
Securities Exchange Act of 1934
The following description sets forth certain material terms and provisions of our securities that are registered under Section 12 of the Securities Exchange Act of 1934. This description also contains summaries of relevant portions of the laws of the State of Maryland, including the Maryland General Corporation Law, our declaration of trust, our bylaws, the articles supplementary with respect to our Series D preferred stock (as defined below) and the articles supplementary with respect to our Series E preferred stock (as defined below). The following summary of the material terms, rights and preferences of our securities does not purport to be complete and is subject to and qualified in its entirety by reference to our declaration of trust, bylaws, the articles supplementary establishing the Series D preferred stock and the articles supplementary establishing the Series E preferred stock, copies of which are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part, as well as the laws of the State of Maryland, including the Maryland General Corporation Law. We encourage you to read the laws of the State of Maryland, including Maryland General Corporation Law, our declaration of trust, bylaws, the articles supplementary establishing the Series D preferred stock and the articles supplementary establishing the Series E preferred stock for additional information.
In this exhibit, references to “we,” “us,” “our” or “ours” refer to Saul Centers, Inc.
DESCRIPTION OF COMMON STOCK
General
The holders of our common stock elect all directors and are entitled to one vote per share on all matters submitted to a vote of the stockholders. The right to vote is subject to the provisions of the Articles of Incorporation regarding the restriction of the transfer of shares of common stock, which we describe under “- Restrictions on Ownership and Transfer” below. Common stockholders are entitled to receive dividends when, as and if declared by our Board of Directors out of funds legally available for that purpose. The right of holders of common stock to receive those dividends may be affected, however, by the preferential rights of the Series D preferred stock, the Series E preferred stock and any other class or series of preferred stock and the provisions of the Articles of Incorporation regarding restrictions on the transfer of stock. Upon our liquidation, dissolution or winding up, holders of common stock are entitled to share pro rata in any remaining assets after payment or provision for all of our debts and other liabilities and preferential amounts owing in respect of the Series D preferred stock, the Series E preferred stock and any other preferred stock having a priority over the common stock in the event of our liquidation, dissolution or winding up. Holders of common stock have no preemptive, subscription or conversion rights.
Stock Exchange Listing
Our common stock is traded on the New York Stock Exchange ("NYSE") under the symbol “BFS.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company.
The following is a summary of the material terms and provisions of the Series D Preferred Stock and depositary shares. The statements below describing the Series D Preferred Stock are in all respects subject to and qualified in their entirety by reference to our Articles of Incorporation establishing the Series D Preferred Stock, and our Bylaws.
DESCRIPTIONS OF SERIES D PREFERRED STOCK
General
Each depositary share represents a 1/100th fractional interest in a share of Series D preferred stock. The Series D preferred stock underlying the depositary shares are deposited with Continental Stock Transfer & Trust Company, as depositary, under a deposit agreement among us, the depositary and the holders from time to time of the depositary receipts issued by the depositary under the deposit agreement. The depositary shares are evidenced by depositary receipts issued pursuant to the deposit agreement. Subject to the terms of the deposit agreement, each record holder

Exhibit 4.(h)

of depositary receipts evidencing depositary shares is entitled, proportionately, to all the rights and preferences of, and subject to all of the limitations of, the interest in the Series D preferred stock underlying the depositary shares (including dividend, voting, redemption and liquidation rights and preferences).
Ranking
The Series D preferred stock represented by the depositary shares are, as to dividend rights and rights upon our liquidation, dissolution or winding-up, rank:

(1)	senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clause (2) and (3) below;

(2)
on a parity with the Series E preferred stock and any equity securities authorized or designated by us in the future, the terms of which specifically provide that such equity securities rank on a parity with the Series D preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up;

(3)
junior to any class or series of equity securities authorized or designated by us in the future which specifically provides that such class or series ranks senior to the Series D preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and

(4)
effectively junior to all our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and to the indebtedness of our existing or future subsidiaries.

The term “equity securities” does not include convertible debt securities, which will rank senior to the Series D preferred stock prior to conversion.
Dividends
Holders of depositary shares representing interests in the Series D preferred stock will be entitled to receive, when and as declared by our Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.125% of the $2,500.00 liquidation preference ($25.00 per depositary share) per year (equivalent to $153.125 per year or $1.53125 per year per depositary share). Dividends on the Series D preferred stock accumulate and be cumulative from, and including, the date of original issue by us of the Series D preferred stock. Dividends are payable quarterly in arrears on January 15, April 15, July 15 and October 15; provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date may be paid on the next succeeding business day and no interest, additional dividends or other sums will accumulate on the amounts so payable for the period from and after that dividend payment date to that next succeeding business day. Whenever we pay dividends on the Series D preferred stock held by the depositary, the depositary pays dividends on the same date on the depositary shares. We refer to each such date as a Dividend Payment Date.
Any dividend, including any dividend payable on the Series D preferred stock for any partial dividend period, is computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record of depositary shares as they appear in the depositary’s records at the close of business on the applicable record date, which will be the date that our Board of Directors designates for the payment of a dividend that is not more than 30 nor less than 10 days prior to the Dividend Payment Date, which we refer to as a Dividend Payment Record Date.
Our Board of Directors will not authorize, pay or set apart for payment by us any dividend on the Series D preferred stock at any time that:

•	the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits such authorization, payment or setting apart for payment;

•
the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, provides that such authorization, payment or setting apart for payment thereof would constitute a breach of, or a default under, such agreement; or

•	the law restricts or prohibits the authorization or payment.

Exhibit 4.(h)

Notwithstanding the foregoing, dividends on the Series D preferred stock accumulate whether or not:

•	the terms and provisions of any of our agreements relating to our indebtedness prohibit such authorization, payment or setting apart for payment;

•	we have earnings;

•	there are funds legally available for the payment of the dividends; and

•	the dividends are authorized.
No interest, or sums in lieu of interest, will be payable in respect of any dividend payment or payments on the Series D preferred stock, which may be in arrears, and holders of the Series D preferred stock will not be entitled to any dividends in excess of the full cumulative dividends described above. Any dividend payment made on the Series D preferred stock shall first be credited against the earliest accumulated but unpaid dividends due with respect to those shares.
If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code) a portion, which we refer to as the Capital Gains Amount, of the dividends not in excess of our earning and profits that are paid or made available for the year to the holders of all classes of shares, or the Total Dividends, then the portion of the Capital Gains Amount that will be allocable to the holders of depositary shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of depositary shares for the year and the denominator of which will be the Total Dividends.
Liquidation Preference
In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series D preferred stock are entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $2,500.00 per share (or $25.00 per depositary share), plus an amount equal to any accumulated and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment may be made to holders of shares of common stock or any other class or series of our equity stock ranking, as to liquidation rights, junior to the Series D preferred stock.
If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series D preferred stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to liquidation rights, on a parity with the Series D preferred stock, such as our Series E preferred stock, then the holders of the Series D preferred stock and each such other class or series of capital stock ranking, as to liquidation rights, on a parity with the Series D preferred stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series D preferred stock will be entitled to written notice of any liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D preferred stock and depositary shares will have no right or claim to any of our remaining assets.
Our consolidation or merger with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of our property or business will not be deemed to constitute our liquidation, dissolution or winding up. The Series D preferred stock will rank senior to the common stock as to priority for receiving liquidating distributions and on a parity with any existing and future equity securities which, by their terms, rank on a parity with the Series D preferred stock, such as our Series E preferred stock.
Optional Redemption
The Series D preferred stock is not redeemable prior to January 23, 2023, except under the circumstances described below. On and after January 23, 2023, the Series D preferred stock may be redeemed at our option, in whole or in part, from time to time, at a redemption price of $2,500.00 per share ($25.00 per depositary share), plus all dividends accumulated and unpaid (whether or not declared) on the Series D preferred stock up to the date of such redemption, upon the giving of notice, as provided below. Whenever we redeem shares of our Series D preferred stock held by

Exhibit 4.(h)

the depositary, the depositary will redeem as of the same redemption date a number of depositary shares representing the shares so redeemed and the depositary receipts evidencing such depositary shares.
 If fewer than all of the outstanding shares of Series D preferred stock are to be redeemed, the shares to be redeemed will be determined pro rata or by lot. In the event that the redemption is to be by lot, and if as a result of the redemption any holder of Series D preferred stock would own, or be deemed by virtue of certain attribution provisions of the Code to own, in excess of 2.5% in value of our issued and outstanding equity securities (which includes the depositary shares), with the exception of B. Francis Saul II, our Chairman, Chief Executive Officer and President, family members of Mr. Saul, entities controlled by Mr. Saul and other affiliates of Mr. Saul, whom we collectively refer to as “The Saul Organization,”, who are currently restricted to 39.9% in value of our issued and outstanding equity securities, then, except in certain instances, we will redeem the requisite number of shares of Series D preferred stock of that shareholder such that the shareholder will not own or be deemed by virtue of certain attribution provisions of the Code to own, subsequent to the redemption, in excess of 2.5% in value of our issued and outstanding equity securities (which includes the depositary shares), with the exception of members of The Saul Organization, who are currently restricted to 39.9% in value of our issued and outstanding equity securities.
We shall give the depositary not less than 30 nor more than 60 days prior written notice of redemption of the deposited Series D preferred stock. A similar notice of redemption will be mailed by the depositary not less than 30 nor more than 60 days prior to the date fixed for redemption to each holder of record of depositary shares that is to be redeemed. The notice will notify the holder of the election to redeem the shares and will state at least the following:

•	the date fixed for redemption thereof, which we refer to as the Redemption Date;

•	the redemption price;

•	the number of shares of Series D preferred stock and depositary shares to be redeemed (and, if fewer than all the shares are to be redeemed, the number of shares to be redeemed from such holder);

•	the place(s) where the depositary receipts evidencing the depositary shares are to be surrendered for payment; and

•	that dividends on the depositary shares will cease to accumulate on the Redemption Date.
On or after the Redemption Date, each holder of depositary shares to be redeemed must present and surrender the depositary receipts evidencing the depositary shares to the depositary at the place designated in the notice of redemption. The redemption price of the shares will then be paid to or on the order of the person whose name appears on such depositary receipts as the owner thereof. Each surrendered depositary receipt will be canceled. In the event that fewer than all the depositary receipts are to be redeemed, a new depositary receipt will be issued representing the unredeemed depositary shares.
From and after the Redemption Date (unless we default in payment of the redemption price):

•	all dividends on the shares designated for redemption in the notice will cease to accumulate;

•	all rights of the holders of the shares, except the right to receive the redemption price thereof (including all accumulated and unpaid dividends up to the Redemption Date), will cease and terminate;

•	the shares will not thereafter be transferred (except with our consent) on the depositary’s books; and

•	the shares will not be deemed to be outstanding for any purpose whatsoever.
Notwithstanding the foregoing, unless full cumulative dividends on all outstanding shares of Series D preferred stock have been paid or declared and a sum sufficient for the payment of the dividends has been set apart for payment for all past dividend periods, no Series D preferred stock will be redeemed unless all outstanding shares of Series D preferred stock are simultaneously redeemed. This requirement will not prevent the purchase or acquisition of Series D preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D preferred stock. Unless full cumulative dividends on all outstanding shares of Series

Exhibit 4.(h)

D preferred stock have been paid or declared and a sum sufficient for the payment of the dividends has been set apart for payment for all past dividend periods, we will not purchase or otherwise acquire directly or indirectly any shares of Series D preferred stock (except by exchange for our equity securities ranking junior to the Series D preferred stock as to dividend rights and liquidation preference).
Notwithstanding any other provision relating to redemption of the Series D preferred stock, we may redeem any or all shares of Series D preferred stock at any time, whether or not prior to January 23, 2023, if our Board of Directors determines that the redemption is necessary or advisable to preserve our status as a Real Estate Investment Trust ("REIT").
Special Optional Redemption
During any period of time (whether before or after January 23, 2023) that both (i) the Series D preferred stock (or the depositary shares) are no longer listed on the NYSE, the NYSE American or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or NASDAQ, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series D preferred stock is still outstanding (which we refer to collectively as a “Delisting Event”), we may, at our option, redeem the Series D preferred stock, in whole or in part and within 90 days after the date of the Delisting Event, by paying $2,500.00 per share (equivalent to $25.00 per depositary share), plus any accumulated and unpaid dividends to, but not including, the date of redemption.
Upon the occurrence of a Change of Control (defined below), we may, at our option, redeem the Series D preferred stock, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $2,500.00 per share (equivalent to $25.00 per depositary share), plus any accumulated and unpaid dividends to, but not including, the date of redemption.
If, prior to the applicable conversion date, we have provided or provide notice of redemption with respect to the Series D preferred stock (whether pursuant to our optional redemption right described above or this special optional redemption right following a Change of Control or Delisting Event), the holders of depositary shares representing interests in the Series D preferred stock will not be permitted to exercise the conversion right described below under “Conversion” in respect of their shares called for redemption.
The depositary will mail to you, if you are a record holder of the depositary shares representing interests in the Series D preferred stock, a notice of redemption, furnished by us, no fewer than 30 days nor more than 60 days before the redemption date. The depositary will send the notice to your address shown on the records of the depositary. No failure to give the notice or any defect in the notice or in the mailing of the notice will affect the validity of the proceedings for the redemption of any depositary shares or shares of our Series D preferred stock except as to a holder to whom notice was defective or not given. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of depositary shares representing interests in the Series D preferred stock to be redeemed;

•	the place(s) where the depositary receipts (or Series D preferred stock certificates, if no longer held in depositary form) are to be surrendered for payment;

•
that the Series D preferred stock is being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control or Delisting Event and a brief description of the transaction or transactions or circumstances constituting such Change of Control or Delisting Event;

•
that the holders of depositary shares representing interests in the Series D preferred stock to which the notice relates will not be able to convert such shares of Series D preferred stock in connection with the Change of Control or Delisting Event and each share of Series D preferred stock tendered for conversion that is selected, prior to the applicable conversion date, for redemption will be redeemed on the related date of redemption instead of converted; and

Exhibit 4.(h)

•	that dividends on the Series D preferred stock to be redeemed will cease to accumulate on the redemption date.
If we redeem fewer than all of the outstanding shares of Series D preferred stock, the notice of redemption mailed to each record holder of depositary shares will also specify the number of shares of Series D preferred stock that we will redeem from such record holder. In this case, we will determine the number of shares of Series D preferred stock to be redeemed on a pro rata basis or by lot.
If we have given a notice of redemption and have irrevocably set aside sufficient funds for the redemption for the benefit of the holders of the depositary shares representing interests in the Series D preferred stock called for redemption, then from and after the redemption date, those depositary shares will be treated as no longer being outstanding, no further dividends will accumulate on the underlying Series D preferred stock and all other rights of the holders of those depositary shares will terminate. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next business day. The holders of those depositary shares will retain their right to receive the redemption price for their underlying shares of Series D preferred stock (including any accumulated and unpaid dividends to but excluding the redemption date).
The holders of depositary shares representing interests in the Series D preferred stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series D preferred stock on the corresponding payment date notwithstanding the redemption of the Series D preferred stock between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series D preferred stock to be redeemed.
Unless full cumulative dividends on all shares of Series D preferred stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series D preferred stock shall be redeemed unless all outstanding shares of Series D preferred stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of Series D preferred stock (except by exchanging it for our capital stock ranking junior to the Series D preferred stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of Series D preferred stock to preserve our REIT status for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series D preferred stock.
A “Change of Control” is when, after the original issuance of the Series D preferred stock, the following have occurred and are continuing:

•
the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•
following the closing of any transaction referred to in the bullet point above, neither we nor any acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE American or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or NASDAQ.

Conversion
Upon the occurrence of a Change of Control or Delisting Event, each holder of depositary shares representing interests in the Series D preferred stock will have the right (unless, prior to the applicable conversion date, we have provided or provide notice of our election to redeem the depositary shares or the Series D preferred stock as described above under “Optional Redemption” or “Special Optional Redemption”) to direct the depositary, on such holder’s behalf, to convert some or all of the shares of Series D preferred stock underlying the depositary shares held

Exhibit 4.(h)

by such holder (the “Conversion Right”) on the applicable conversion date into a number of shares of our common stock (or equivalent value of alternative consideration) per depositary share, or the “Common Stock Conversion Consideration”, equal to the lesser of:

•
the quotient obtained by dividing (1) the sum of the $25.00 per depositary share liquidation preference plus the amount of any accumulated and unpaid dividends to, but not including, the applicable conversion date (unless the applicable conversion date is after a record date for a Series D preferred stock dividend payment and prior to the corresponding Series D preferred stock dividend payment date, in which case no additional amount for such accumulated and then remaining unpaid dividend will be included in this sum) by (2) the Common Stock Price (such quotient, the Conversion Rate); and

•	0.85266 (i.e., the Share Cap), subject to certain adjustments described below.
The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of shares of our common stock to existing holders of common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (1) the Share Cap in effect immediately prior to such Share Split by (2) a fraction, the numerator of which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Conversion Right and in respect of the depositary shares currently outstanding will not exceed 2,557,981 shares of common stock (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap and is subject to increase in the event that additional shares of Series D preferred stock or depositary shares are issued in the future.
In the case of a Change of Control or Delisting Event pursuant to, or in connection with, which our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Conversion Consideration”), a holder of depositary shares representing interests in Series D preferred stock will receive upon conversion of such Series D preferred stock the kind and amount of Alternative Conversion Consideration which such holder would have owned or been entitled to receive upon the Change of Control or Delisting Event had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control or Delisting Event (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control or Delisting Event, is referred to as the “Conversion Consideration”).
If the holders of our common stock have the opportunity to elect the form of consideration to be received in, or in connection with, the Change of Control or Delisting Event, the consideration that the holders of the depositary shares representing interests in the Series D preferred stock will receive will be the form and proportion of the aggregate consideration elected by the holders of our common stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in, or in connection with, the Change of Control or Delisting Event.
We will not issue fractional shares of common stock upon the conversion of the Series D preferred stock. Instead, we will pay the cash value of such fractional shares in lieu of such fractional shares. Because each depositary share represents a 1/100th interest in a share of the Series D preferred stock, the number of shares of common stock ultimately received for each depositary share will be equal to the number of shares of common stock received upon conversion of each share of Series D preferred stock divided by 100. In the event that the conversion would result in the issuance of fractional shares of common stock, we will pay the holder of depositary shares the cash value of such fractional shares in lieu of such fractional shares.

Exhibit 4.(h)

Within 15 days following the occurrence of a Change of Control or Delisting Event, we will provide to holders of the depositary shares representing interests in the Series D preferred stock a notice of occurrence of the Change of Control or Delisting Event that describes the resulting Conversion Right. This notice will state the following:

•	the events constituting the Change of Control or Delisting Event;

•	the date of the Change of Control or Delisting Event;

•	the last date on which the holders of the depositary shares representing interests in the Series D preferred stock may exercise their Conversion Right;

•	the method and period for calculating the Common Stock Price;

•
the date fixed for conversion in connection with the Change of Control or Delisting Event, which we refer to as the conversion date, which will be a business day fixed by our Board of Directors that is not fewer than 20 and not more than 35 days following the date of the notice;

•
that if, prior to the applicable conversion date, we have provided or provide notice of our election to redeem all or any portion of the Series D preferred stock, holders will not be able to convert the Series D preferred stock and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series D preferred stock;

•	the name and address of the paying agent and the conversion agent;

•	the procedures that the holders of the depositary shares representing interests in the Series D preferred stock must follow to exercise the Conversion Right; and

•
the last date on which holders of the depositary shares representing interests in the Series D preferred stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of the depositary shares representing interests in the Series D preferred stock.
To exercise the Conversion Right, each holder of depositary shares representing interests in the Series D preferred stock will be required to deliver, on or before the close of business on the applicable conversion date, the depositary receipts or certificates, if any, evidencing the interests in Series D preferred stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the depositary. The conversion notice must state:

•	the relevant conversion date;

•	the number of depositary shares representing interests in the shares of Series D preferred stock to be converted; and

•	that the depositary shares are to be converted pursuant to the applicable provisions of the Series D preferred stock.
The “Common Stock Price” for any Change of Control will be: (1) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of common stock; and (2) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing prices for our common stock on the principal U.S. securities

Exhibit 4.(h)

exchange on which our common stock is then traded (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our common stock is not then listed for trading on a U.S. securities exchange.
The “Common Stock Price” for any Delisting Event will be the average of the closing prices for our common stock on the principal U.S. securities exchange on which our common stock is then traded (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Delisting Event occurred.
Holders of the depositary shares representing interests in the Series D preferred stock may withdraw any notice of exercise of a Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the depositary prior to the close of business on the business day prior to the applicable conversion date. The notice of withdrawal must state:

•	the number of withdrawn depositary shares;

•	if certificated depositary shares have been issued, the receipt or certificate numbers of the withdrawn depositary shares; and

•	the number of depositary shares, if any, which remain subject to the conversion notice.
Notwithstanding the foregoing, if the Series D preferred stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company or a similar depositary, and the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable depositary.
Shares of Series D preferred stock as to which the Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Conversion Right on the applicable conversion date, unless prior to the applicable conversion date we have provided or provide notice of our election to redeem such shares of Series D preferred stock, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem shares of Series D preferred stock that would otherwise be converted into the applicable Conversion Consideration on a conversion date, such shares of Series D preferred stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $2,500.00 per share (or $25.00 per depositary share), plus any accumulated and unpaid dividends thereon to, but not including, the redemption date. See “Optional Redemption” and “Special Optional Redemption.”
We will deliver all securities, cash and other property owing upon conversion no later than the third business day following the applicable conversion date. Notwithstanding the foregoing, the persons entitled to receive any shares of our common stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the applicable conversion date.
In connection with the exercise of any Conversion Right, we will comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of Series D preferred stock into our common stock. Notwithstanding any other provision of the Series D preferred stock, no holder of Series D preferred stock or depositary shares will be entitled to convert such shares into our common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the share ownership limits contained in our articles of incorporation and the articles supplementary setting forth the terms of the Series D preferred stock, unless we provide an exemption from this limitation for such holder. See “Ownership Limits and Restrictions on Transfer,” below.

Exhibit 4.(h)

The Conversion Right may make it more difficult for a third party to acquire us or discourage a party from acquiring us. See “Risk Factors—The conversion feature may not adequately compensate you, and the conversion and redemption features of the Series D preferred stock and the depositary shares may make it more difficult for a party to take over our company and may discourage a party from taking over our company.”
Neither the Series D preferred stock nor the depositary shares are convertible into or exchangeable for any other securities or property, except as provided above and except that the shares of Series D preferred stock and depositary shares may be exchanged for “excess stock” in order to ensure that we remain qualified as a REIT for federal income tax purposes.
Voting Rights
Except as described below, holders of depositary shares generally have no voting rights. In any matter in which the Series D preferred stock may vote (as expressly provided herein, or as may be required by law), each share of Series D preferred stock shall be entitled to one vote. As a result, each depositary share will be entitled to 1/100th of a vote.
If dividends on the Series D preferred stock are in arrears, whether or not declared, for six or more quarterly periods, whether or not these quarterly periods are consecutive, holders of Series D preferred stock (voting separately as a class with all other outstanding series of preferred stock upon which like voting rights have been conferred and are exercisable, including the Series E preferred stock) will be entitled to vote, at a special meeting called by the holders of record of at least 10% of any series of preferred stock as to which dividends are so in arrears or at the next annual meeting of shareholders, for the election of two additional directors to serve on our Board of Directors until all dividend arrearages have been paid.
Any amendment, alteration, repeal or other change to any provision of our articles of incorporation, including the articles supplementary establishing the Series D preferred stock, whether by merger, consolidation or otherwise, in any manner that would materially and adversely affect the rights, preferences, powers or privileges of the Series D preferred stock cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding shares of Series D preferred stock, voting separately as a class. In addition, the creation, issuance or increase in the authorized number of shares of any class or series of stock having a preference as to dividends or distributions, whether upon liquidation, dissolution, or otherwise, that is senior to the shares of Series D preferred stock requires the affirmative vote of holders of at least 66 2/3% of the outstanding shares of Series D preferred stock, voting separately as a class.
The following actions are not deemed to materially and adversely affect the rights, preferences, powers or privileges of the Series D preferred stock:

•
any increase in the amount of our authorized common stock or preferred stock or the creation or issuance of equity securities of any class or series ranking, as to dividends or liquidation preference, on a parity with, or junior to, the Series D preferred stock; or

•
the amendment, alteration or repeal or change of any provision of our articles of incorporation, including the articles supplementary establishing the Series D preferred stock, as a result of a merger, consolidation, reorganization or other business combination, if the Series D preferred stock (or shares into which the Series D preferred stock have been converted in any successor entity to us) remain outstanding with the terms thereof materially unchanged.

Information Rights
During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series D preferred stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of the depositary shares representing interests in the Series D preferred stock, as their names and addresses appear on our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders of the depositary shares representing interests in the Series D preferred stock or prospective holders of depositary shares representing interests in the Series D preferred stock. Under the circumstances described above, we will use our best efforts to mail (or otherwise provide) the information to the holders of depositary shares representing interests in the Series D

Exhibit 4.(h)

preferred stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.
Maturity
The Series D preferred stock has no stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions.
Ownership Limits and Restrictions on Transfer
In order to maintain our qualification as a REIT for federal income tax purposes, ownership by any person of our outstanding equity securities (which includes the depositary shares) is restricted in our articles of incorporation.
Surrender of Depositary Shares for Shares of Series D Preferred Stock
Under certain circumstances, holders may be required to surrender depositary receipts to the depositary or us. In the event of such a surrender of depositary shares, the holder will be entitled to receive the number of whole or fractional shares of Series D preferred stock represented by the depositary shares.
Depositary Share Listing
Our Series D Preferred Stock is traded on the NYSE under symbol “BFS-PD.” The registrar, transfer agent and distributions disbursing agent for the Series D preferred stock is Continental Stock Transfer & Trust Company.
DESCRIPTION OF SERIES E PREFERRED STOCK
The following is a summary of the material terms and provisions of the Series D Preferred Stock and depositary shares. The statements below describing the Series D Preferred Stock are in all respects subject to and qualified in their entirety by reference to our Articles of Incorporation establishing the Series D Preferred Stock, and our Bylaws. Capitalized terms used herein shall have the meanings ascribed to them in this section unless context requires otherwise.
General
Each depositary share represents a 1/100th fractional interest in a share of Series E preferred stock. The Series E preferred stock underlying the depositary shares are deposited with Continental Stock Transfer & Trust Company, as depositary, under a deposit agreement among us, the depositary and the holders from time to time of the depositary receipts issued by the depositary under the deposit agreement. The depositary shares are evidenced by depositary receipts issued pursuant to the deposit agreement. Subject to the terms of the deposit agreement, each record holder of depositary receipts evidencing depositary shares are entitled, proportionately, to all the rights and preferences of, and subject to all of the limitations of, the interest in the Series E preferred stock underlying the depositary shares (including dividend, voting, redemption and liquidation rights and preferences).
Ranking
The Series E preferred stock, with respect to dividend rights and rights upon our liquidation, dissolution or winding-up, ranks:

(1)	senior to all classes or series of our common stock and to all other equity securities issued by us other than equity securities referred to in clause (2) and (3) below;

(2)
on a parity with our Series D preferred stock and any equity securities authorized or designated by us in the future, the terms of which specifically provide that such equity securities rank on a parity with the Series E preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up;

(3)
junior to any class or series of equity securities authorized or designated by us in the future which specifically provides that such class or series ranks senior to the Series E preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up.

Exhibit 4.(h)

(4)
effectively junior to all our existing and future indebtedness (including indebtedness convertible into our common stock or preferred stock) and to the indebtedness of our existing or future subsidiaries.

The term “equity securities” does not include convertible debt securities, which will rank senior to the Series E preferred stock prior to conversion.
Dividends
Holders of depositary shares representing interests in the Series E preferred stock are entitled to receive, when and as declared by our Board of Directors, out of funds legally available for the payment of dividends, cumulative cash dividends at the rate of 6.000% of the $2,500.00 liquidation preference ($25.00 per depositary share) per year (equivalent to $150 per year or $1.50 per year per depositary share). Dividends on the Series E preferred stock accumulate and be cumulative from, and including, the date of original issue by us of the Series E preferred stock. Dividends are payable quarterly in arrears on January 15, April 15, July 15 and October 15; provided that if any dividend payment date is not a business day, then the dividend which would otherwise have been payable on that dividend payment date will be paid on the next succeeding business day and no interest, additional dividends or other sums will accumulate on the amounts so payable for the period from and after that dividend payment date to that next succeeding business day. Whenever we pay dividends on the Series E preferred stock held by the depositary, the depositary will pay dividends on the same date on the depositary shares. We refer to each such date as a Dividend Payment Date.
Any dividend, including any dividend payable on the Series E preferred stock for any partial dividend period, is computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends are payable to holders of record of depositary shares as they appear in the depositary’s records at the close of business on the applicable record date, which will be the date that our Board of Directors designates for the payment of a dividend that is not more than 30 nor less than 10 days prior to the Dividend Payment Date, which we refer to as a Dividend Payment Record Date.
Our Board of Directors will not authorize, pay or set apart for payment by us any dividend on the Series E preferred stock at any time that:

•	the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, prohibits such authorization, payment or setting apart for payment;

•
the terms and provisions of any of our agreements, including any agreement relating to our indebtedness, provides that such authorization, payment or setting apart for payment thereof would constitute a breach of, or a default under, such agreement; or

•	the law restricts or prohibits the authorization or payment.
Notwithstanding the foregoing, dividends on the Series E preferred stock accumulate whether or not:

•	the terms and provisions of any of our agreements relating to our indebtedness prohibit such authorization, payment or setting apart for payment;

•	we have earnings;

•	there are funds legally available for the payment of the dividends; and

•	the dividends are authorized.
No interest, or sums in lieu of interest, will be payable in respect of any dividend payment or payments on the Series E preferred stock, which may be in arrears, and holders of the Series E preferred stock will not be entitled to any dividends in excess of the full cumulative dividends described above. Any dividend payment made on the Series E preferred stock is first to be credited against the earliest accumulated but unpaid dividends due with respect to those shares.

Exhibit 4.(h)

If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in Section 857 of the Internal Revenue Code of 1986, as amended, which we refer to as the Code) a portion, which we refer to as the Capital Gains Amount, of the dividends not in excess of our earning and profits that are paid or made available for the year to the holders of all classes of shares, or the Total Dividends, then the portion of the Capital Gains Amount that will be allocable to the holders of depositary shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of depositary shares for the year and the denominator of which will be the Total Dividends.
Liquidation Preference
Upon the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of shares of Series E preferred stock are entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference of $2,500.00 per share (or $25.00 per depositary share), plus an amount equal to any accumulated and unpaid dividends to the date of payment (whether or not declared), before any distribution or payment may be made to holders of shares of common stock or any other class or series of our equity stock ranking, as to liquidation rights, junior to the Series E preferred stock.
If, upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the full amount of the liquidating distributions on all outstanding shares of Series E preferred stock and the corresponding amounts payable on all shares of each other class or series of capital stock ranking, as to liquidation rights, on a parity with the Series E preferred stock, such as our Series D preferred stock, then the holders of the Series E preferred stock and each such other class or series of capital stock ranking, as to liquidation rights, on a parity with the Series E preferred stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled. Holders of Series E preferred stock will be entitled to written notice of any liquidation no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series E preferred stock and depositary shares will have no right or claim to any of our remaining assets.
Our consolidation or merger with or into any other entity or the sale, lease, transfer or conveyance of all or substantially all of our property or business will not be deemed to constitute our liquidation, dissolution or winding up. The Series E preferred stock will rank senior to the common stock as to priority for receiving liquidating distributions and on a parity with any existing and future equity securities which, by their terms, rank on a parity with the Series E preferred stock.
Optional Redemption
The Series E preferred stock is not redeemable prior to September 17, 2024, except under the circumstances described below. On and after September 17, 2024, the Series E preferred stock may be redeemed at our option, in whole or in part, from time to time, at a redemption price of $2,500.00 per share ($25.00 per depositary share), plus all dividends accumulated and unpaid (whether or not declared) on the Series E preferred stock up to the date of such redemption, upon the giving of notice, as provided below. Whenever we redeem shares of our Series E preferred stock held by the depositary, the depositary will redeem as of the same redemption date a number of depositary shares representing the shares so redeemed and the depositary receipts evidencing such depositary shares.
If fewer than all of the outstanding shares of Series E preferred stock are to be redeemed, the shares to be redeemed will be determined pro rata or by lot. In the event that the redemption is to be by lot, and if as a result of the redemption any holder of Series E preferred stock would own, or be deemed by virtue of certain attribution provisions of the Code to own, in excess of 2.5% in value of our issued and outstanding equity securities (which includes the depositary shares), with the exception of members of The Saul Organization, who are currently restricted to 39.9% in value of our issued and outstanding equity securities, then, except in certain instances, we will redeem the requisite number of shares of Series E preferred stock of that shareholder such that the shareholder will not own or be deemed by virtue of certain attribution provisions of the Code to own, subsequent to the redemption, in excess of 2.5% in value of our issued and outstanding equity securities (which includes the depositary shares), with the exception of members of The Saul Organization, who are currently restricted to 39.9% in value of our issued and outstanding equity securities.
We shall give the depositary not less than 30 nor more than 60 days prior written notice of redemption of the deposited Series E preferred stock. A similar notice of redemption will be mailed by the depositary not less than 30

Exhibit 4.(h)

nor more than 60 days prior to the date fixed for redemption to each holder of record of depositary shares that is to be redeemed. The notice will notify the holder of the election to redeem the shares and will state at least the following:

•	the date fixed for redemption thereof, which we refer to as the Redemption Date;

•	the redemption price;

•	the number of shares of Series E preferred stock and depositary shares to be redeemed (and, if fewer than all the shares are to be redeemed, the number of shares to be redeemed from such holder);

•	the place(s) where the depositary receipts evidencing the depositary shares are to be surrendered for payment; and

•	that dividends on the depositary shares will cease to accumulate on the Redemption Date.
On or after the Redemption Date, each holder of depositary shares to be redeemed must present and surrender the depositary receipts evidencing the depositary shares to the depositary at the place designated in the notice of redemption. The redemption price of the shares will then be paid to or on the order of the person whose name appears on such depositary receipts as the owner thereof. Each surrendered depositary receipt will be canceled. In the event that fewer than all the depositary receipts are to be redeemed, a new depositary receipt will be issued representing the unredeemed depositary shares.
From and after the Redemption Date (unless we default in payment of the redemption price):

•	all dividends on the shares designated for redemption in the notice will cease to accumulate;

•	all rights of the holders of the shares, except the right to receive the redemption price thereof (including all accumulated and unpaid dividends up to the Redemption Date), will cease and terminate;

•	the shares will not thereafter be transferred (except with our consent) on the depositary’s books; and

•	the shares will not be deemed to be outstanding for any purpose whatsoever.
Notwithstanding the foregoing, unless full cumulative dividends on all outstanding shares of Series E preferred stock have been paid or declared and a sum sufficient for the payment of the dividends has been set apart for payment for all past dividend periods, no Series E preferred stock will be redeemed unless all outstanding shares of Series E preferred stock are simultaneously redeemed. This requirement will not prevent the purchase or acquisition of Series E preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series E preferred stock. Unless full cumulative dividends on all outstanding shares of Series E preferred stock have been paid or declared and a sum sufficient for the payment of the dividends has been set apart for payment for all past dividend periods, we will not purchase or otherwise acquire directly or indirectly any shares of Series E preferred stock (except by exchange for our equity securities ranking junior to the Series E preferred stock as to dividend rights and liquidation preference).
Notwithstanding any other provision relating to redemption of the Series E preferred stock, we may redeem any or all shares of Series E preferred stock at any time, whether or not prior to September 17, 2024, if our Board of Directors determines that the redemption is necessary or advisable to preserve our status as a REIT.
Special Optional Redemption
During any period of time (whether before or after September 17, 2024) that both (i) the Series E preferred stock (or the depositary shares) are no longer listed on the NYSE, the NYSE American or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or NASDAQ, and (ii) we are not subject to the reporting requirements of the Exchange Act, but any Series E preferred stock is still outstanding (which we refer to collectively as a “Delisting Event”), we may, at our option, redeem the Series E preferred stock, in whole or in part and within 90 days after the date of the Delisting Event, by paying $2,500.00 per share

Exhibit 4.(h)

(equivalent to $25.00 per depositary share), plus any accumulated and unpaid dividends to, but not including, the date of redemption.
Upon the occurrence of a Change of Control (defined below), we may, at our option, redeem the Series E preferred stock, in whole or in part and within 120 days after the first date on which such Change of Control occurred, by paying $2,500.00 per share (equivalent to $25.00 per depositary share), plus any accumulated and unpaid dividends to, but not including, the date of redemption.
If, prior to the applicable conversion date, we have provided or provide notice of redemption with respect to the Series E preferred stock (whether pursuant to our optional redemption right described above or this special optional redemption right following a Change of Control or Delisting Event), the holders of depositary shares representing interests in the Series E preferred stock will not be permitted to exercise the conversion right described below under “Conversion” in respect of their shares called for redemption.
The depositary will mail to you, if you are a record holder of the depositary shares representing interests in the Series E preferred stock, a notice of redemption, furnished by us, no fewer than 30 days nor more than 60 days before the redemption date. The depositary will send the notice to your address shown on the records of the depositary. No failure to give the notice or any defect in the notice or in the mailing of the notice will affect the validity of the proceedings for the redemption of any depositary shares or shares of our Series E preferred stock except as to a holder to whom notice was defective or not given. Each notice will state the following:

•	the redemption date;

•	the redemption price;

•	the number of depositary shares representing interests in the Series E preferred stock to be redeemed;

•	the place(s) where the depositary receipts (or Series E preferred stock certificates, if no longer held in depositary form) are to be surrendered for payment;

•
that the Series E preferred stock is being redeemed pursuant to our special optional redemption right in connection with the occurrence of a Change of Control or Delisting Event and a brief description of the transaction or transactions or circumstances constituting such Change of Control or Delisting Event;

•
that the holders of depositary shares representing interests in the Series E preferred stock to which the notice relates will not be able to convert such shares of Series E preferred stock in connection with the Change of Control or Delisting Event and each share of Series E preferred stock tendered for conversion that is selected, prior to the applicable conversion date, for redemption will be redeemed on the related date of redemption instead of converted; and

•	that dividends on the Series E preferred stock to be redeemed will cease to accumulate on the redemption date.
If we redeem fewer than all of the outstanding shares of Series E preferred stock, the notice of redemption mailed to each record holder of depositary shares will also specify the number of shares of Series E preferred stock that we will redeem from such record holder. In this case, we will determine the number of shares of Series E preferred stock to be redeemed on a pro rata basis or by lot.
If we have given a notice of redemption and have irrevocably set aside sufficient funds for the redemption for the benefit of the holders of the depositary shares representing interests in the Series E preferred stock called for redemption, then from and after the redemption date, those depositary shares will be treated as no longer being outstanding, no further dividends will accumulate on the underlying Series E preferred stock and all other rights of the holders of those depositary shares will terminate. If any redemption date is not a business day, then the redemption price and accumulated and unpaid dividends, if any, payable upon redemption may be paid on the next business day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next business day. The holders of those depositary shares will retain their right to receive the redemption price for their underlying shares of Series E preferred stock (including any accumulated and unpaid dividends to but excluding the redemption date).

Exhibit 4.(h)

The holders of depositary shares representing interests in the Series E preferred stock at the close of business on a dividend record date will be entitled to receive the dividend payable with respect to the Series E preferred stock on the corresponding payment date notwithstanding the redemption of the Series E preferred stock between such record date and the corresponding payment date or our default in the payment of the dividend due. Except as provided above, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series E preferred stock to be redeemed.
Unless full cumulative dividends on all shares of Series E preferred stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past dividend periods, no shares of Series E preferred stock shall be redeemed unless all outstanding shares of Series E preferred stock are simultaneously redeemed and we shall not purchase or otherwise acquire directly or indirectly any shares of Series E preferred stock (except by exchanging it for our capital stock ranking junior to the Series E preferred stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by us of shares of Series E preferred stock to preserve our REIT status for federal income tax purposes or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series E preferred stock.
A “Change of Control” is when, after the original issuance of the Series E preferred stock, the following have occurred and are continuing:

•
the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of our company entitling that person to exercise more than 50% of the total voting power of all shares of our company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•
following the closing of any transaction referred to in the bullet point above, neither we nor any acquiring or surviving entity has a class of common securities (or ADRs representing such securities) listed on the NYSE, the NYSE American or NASDAQ, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or NASDAQ.

Conversion
Upon the occurrence of a Change of Control or Delisting Event, each holder of depositary shares representing interests in the Series E preferred stock will have the right (unless, prior to the applicable conversion date, we have provided or provide notice of our election to redeem the depositary shares or the Series E preferred stock as described above under “Optional Redemption” or “Special Optional Redemption”) to direct the depositary, on such holder’s behalf, to convert some or all of the shares of Series E preferred stock underlying the depositary shares held by such holder (the “Conversion Right”) on the applicable conversion date into a number of shares of our common stock (or equivalent value of alternative consideration) per depositary share, or the “Common Stock Conversion Consideration,” equal to the lesser of:

•
the quotient obtained by dividing (1) the sum of the $25.00 per depositary share liquidation preference plus the amount of any accumulated and unpaid dividends to, but not including, the applicable conversion date (unless the applicable conversion date is after a record date for a Series E preferred stock dividend payment and prior to the corresponding Series E preferred stock dividend payment date, in which case no additional amount for such accumulated and then remaining unpaid dividend will be included in this sum) by (2) the Common Stock Price (such quotient, the Conversion Rate); and

•	0.9617 (i.e., the Share Cap), subject to certain adjustments described below.
The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of shares of our common stock to existing holders of common stock), subdivisions or combinations (in each case, a “Share Split”) with respect to our common stock as follows: the adjusted Share Cap as the result of a Share Split will be the number of shares of our common stock that is equivalent to the product obtained by multiplying (1) the Share Cap in effect immediately prior to such Share Split by (2) a fraction, the numerator of

Exhibit 4.(h)

which is the number of shares of our common stock outstanding after giving effect to such Share Split and the denominator of which is the number of shares of our common stock outstanding immediately prior to such Share Split.
For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of shares of our common stock (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable in connection with the exercise of the Conversion Right and in respect of the depositary shares currently outstanding will not exceed 4,231,480 shares of common stock in the aggregate (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap and is subject to increase in the event that additional shares of Series E preferred stock or depositary shares are issued in the future.
In the case of a Change of Control or Delisting Event pursuant to, or in connection with, which our common stock will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Conversion Consideration”), a holder of depositary shares representing interests in Series E preferred stock will receive upon conversion of such Series E preferred stock the kind and amount of Alternative Conversion Consideration which such holder would have owned or been entitled to receive upon the Change of Control or Delisting Event had such holder held a number of shares of our common stock equal to the Common Stock Conversion Consideration immediately prior to the effective time of the Change of Control or Delisting Event (the “Alternative Conversion Consideration,” and the Common Stock Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control or Delisting Event, is referred to as the “Conversion Consideration”).
If the holders of our common stock have the opportunity to elect the form of consideration to be received in, or in connection with, the Change of Control or Delisting Event, the consideration that the holders of the depositary shares representing interests in the Series E preferred stock will receive will be the form and proportion of the aggregate consideration elected by the holders of our common stock who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of our common stock are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in, or in connection with, the Change of Control or Delisting Event.
We will not issue fractional shares of common stock upon the conversion of the Series E preferred stock. Instead, we will pay the cash value of such fractional shares in lieu of such fractional shares. Because each depositary share represents a 1/100th interest in a share of the Series E preferred stock, the number of shares of common stock ultimately received for each depositary share will be equal to the number of shares of common stock received upon conversion of each share of Series E preferred stock divided by 100. In the event that the conversion would result in the issuance of fractional shares of common stock, we will pay the holder of depositary shares the cash value of such fractional shares in lieu of such fractional shares.
Within 15 days following the occurrence of a Change of Control or Delisting Event, we will provide to holders of the depositary shares representing interests in the Series E preferred stock a notice of occurrence of the Change of Control or Delisting Event that describes the resulting Conversion Right. This notice will state the following:

•	the events constituting the Change of Control or Delisting Event;

•	the date of the Change of Control or Delisting Event;

•	the last date on which the holders of the depositary shares representing interests in the Series E preferred stock may exercise their Conversion Right;

•	the method and period for calculating the Common Stock Price;

•
the date fixed for conversion in connection with the Change of Control or Delisting Event, which we refer to as the conversion date, which will be a business day fixed by our Board of Directors that is not fewer than 20 and not more than 35 days following the date of the notice;

Exhibit 4.(h)

•
that if, prior to the applicable conversion date, we have provided or provide notice of our election to redeem all or any portion of the Series E preferred stock, holders will not be able to convert the Series E preferred stock and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per share of Series E preferred stock;

•	the name and address of the paying agent and the conversion agent;

•	the procedures that the holders of the depositary shares representing interests in the Series E preferred stock must follow to exercise the Conversion Right; and

•
the last date on which holders of the depositary shares representing interests in the Series E preferred stock may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

We will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on our website, in any event prior to the opening of business on the first business day following any date on which we provide the notice described above to the holders of the depositary shares representing interests in the Series E preferred stock.
To exercise the Conversion Right, each holder of depositary shares representing interests in the Series E preferred stock will be required to deliver, on or before the close of business on the applicable conversion date, the depositary receipts or certificates, if any, evidencing the interests in Series E preferred stock to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the depositary. The conversion notice must state:

•	the relevant conversion date;

•	the number of depositary shares representing interests in the shares of Series E preferred stock to be converted; and

•	that the depositary shares are to be converted pursuant to the applicable provisions of the Series E preferred stock.
The “Common Stock Price” for any Change of Control will be: (1) if the consideration to be received in the Change of Control by the holders of our common stock is solely cash, the amount of cash consideration per share of common stock; and (2) if the consideration to be received in the Change of Control by holders of our common stock is other than solely cash (x) the average of the closing prices for our common stock on the principal U.S. securities exchange on which our common stock is then traded (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which our common stock is then traded, or (y) the average of the last quoted bid prices for our common stock in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if our common stock is not then listed for trading on a U.S. securities exchange.
The “Common Stock Price” for any Delisting Event will be the average of the closing prices for our common stock on the principal U.S. securities exchange on which our common stock is then traded (or, if no closing sale price is reported, the average of the closing bid and ask prices per share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Delisting Event occurred.
Holders of the depositary shares representing interests in the Series E preferred stock may withdraw any notice of exercise of a Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the depositary

Exhibit 4.(h)

prior to the close of business on the business day prior to the applicable conversion date. The notice of withdrawal must state:

•	the number of withdrawn depositary shares;

•	if certificated depositary shares have been issued, the receipt or certificate numbers of the withdrawn depositary shares; and

•	the number of depositary shares, if any, which remain subject to the conversion notice.
Notwithstanding the foregoing, if the Series E preferred stock is held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company or a similar depositary, and the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable depositary.
Shares of Series E preferred stock as to which the Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Conversion Right on the applicable conversion date, unless prior to the applicable conversion date we have provided or provide notice of our election to redeem such shares of Series E preferred stock, whether pursuant to our optional redemption right or our special optional redemption right. If we elect to redeem shares of Series E preferred stock that would otherwise be converted into the applicable Conversion Consideration on a conversion date, such shares of Series E preferred stock will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $2,500.00 per share (or $25.00 per depositary share), plus any accumulated and unpaid dividends thereon to, but not including, the redemption date. See “Optional Redemption” and “Special Optional Redemption.”
We will deliver all securities, cash and other property owing upon conversion no later than the third business day following the applicable conversion date. Notwithstanding the foregoing, the persons entitled to receive any shares of our common stock or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the applicable conversion date.
In connection with the exercise of any Conversion Right, we will comply with all applicable federal and state securities laws and stock exchange rules in connection with any conversion of Series E preferred stock into our common stock. Notwithstanding any other provision of the Series E preferred stock, no holder of Series E preferred stock or depositary shares will be entitled to convert such shares into our common stock to the extent that receipt of such common stock would cause such holder (or any other person) to exceed the share ownership limits contained in our articles of incorporation and the articles supplementary setting forth the terms of the Series E preferred stock, unless we provide an exemption from this limitation for such holder. See “—Ownership Limits and Restrictions on Transfer,” below.
Neither the Series E preferred stock nor the depositary shares are convertible into or exchangeable for any other securities or property, except as provided above and except that the shares of Series E preferred stock and depositary shares may be exchanged for “excess stock” in order to ensure that we remain qualified as a REIT for federal income tax purposes.
Voting Rights
Except as described below, holders of depositary shares will generally have no voting rights. In any matter in which the Series E preferred stock may vote (as expressly provided herein, or as may be required by law), each share of Series E preferred stock shall be entitled to one vote. As a result, each depositary share will be entitled to 1/100th of a vote.
If dividends on the Series E preferred stock are in arrears, whether or not declared, for six or more quarterly periods, whether or not these quarterly periods are consecutive, holders of Series E preferred stock (voting separately as a class with all other outstanding series of preferred stock upon which like voting rights have been conferred and are exercisable, including our Series D preferred stock) will be entitled to vote, at a special meeting called by the holders of record of at least 10% of any series of preferred stock as to which dividends are so in arrears or at the next

Exhibit 4.(h)

annual meeting of shareholders, for the election of two additional directors to serve on our Board of Directors until all dividend arrearages have been paid.
Any amendment, alteration, repeal or other change to any provision of our articles of incorporation, including the articles supplementary establishing the Series E preferred stock, whether by merger, consolidation or otherwise, in any manner that would materially and adversely affect the rights, preferences, powers or privileges of the Series E preferred stock cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding shares of Series E preferred stock, voting separately as a class. In addition, the creation, issuance or increase in the authorized number of shares of any class or series of stock having a preference as to dividends or distributions, whether upon liquidation, dissolution, or otherwise, that is senior to the shares of Series E preferred stock requires the affirmative vote of holders of at least 66 2/3% of the outstanding shares of Series E preferred stock, voting separately as a class.
The following actions are not deemed to materially and adversely affect the rights, preferences, powers or privileges of the Series E preferred stock:

•
any increase in the amount of our authorized common stock or preferred stock or the creation or issuance of equity securities of any class or series ranking, as to dividends or liquidation preference, on a parity with, or junior to, the Series E preferred stock; or

•
the amendment, alteration or repeal or change of any provision of our articles of incorporation, including the articles supplementary establishing the Series E preferred stock, as a result of a merger, consolidation, reorganization or other business combination, if the Series E preferred stock (or shares into which the Series E preferred stock have been converted in any successor entity to us) remain outstanding with the terms thereof materially unchanged.

Information Rights
During any period in which we are not subject to Section 13 or 15(d) of the Exchange Act and any shares of Series E preferred stock are outstanding, we will use our best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of the depositary shares representing interests in the Series E preferred stock, as their names and addresses appear on our record books and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q that we would have been required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act if we were subject thereto (other than any exhibits that would have been required) and (ii) promptly, upon request, supply copies of such reports to any holders of the depositary shares representing interests in the Series E preferred stock or prospective holders of depositary shares representing interests in the Series E preferred stock. Under the circumstances described above, we will use our best efforts to mail (or otherwise provide) the information to the holders of depositary shares representing interests in the Series E preferred stock within 15 days after the respective dates by which a periodic report on Form 10-K or Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if we were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which we would be required to file such periodic reports if we were a “non-accelerated filer” within the meaning of the Exchange Act.
Maturity
The Series E preferred stock has no stated maturity date and will not be subject to any sinking fund or mandatory redemption provisions.
Ownership Limits and Restrictions on Transfer
In order to maintain our qualification as a REIT for federal income tax purposes, ownership by any person of our outstanding equity securities (which includes the depositary shares) is restricted in our articles of incorporation.
Surrender of Depositary Shares for Shares of Series E Preferred Stock
Under certain circumstances, holders may be required to surrender depositary receipts to the depositary or us. In the event of such a surrender of depositary shares, the holder will be entitled to receive the number of whole or fractional shares of Series E preferred stock represented by the depositary shares.

Exhibit 4.(h)

Depositary Share Listing
Our Series E Preferred Stock is traded on the NYSE under symbol “BFS-PE.” The registrar, transfer agent and distributions disbursing agent for the Series E preferred stock is Continental Stock Transfer & Trust Company.
Certain provisions of Maryland laws and our articles of incorporation and bylaws
The following summary of certain provisions of the Maryland General Corporation Law and our articles of incorporation and bylaws is not complete. You should read the Maryland General Corporation Law and our articles of incorporation and bylaws for more complete information. The business combination provisions and the control share acquisition provisions of Maryland law, both of which are discussed below, could have the effect of delaying or preventing a change in our control. Also, the removal of directors provisions and the advance notice provisions of the bylaws could have the effect of delaying or preventing a transaction or a change in our control. These provisions could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offer, even if the offer contains a premium price for holders of our equity stock or otherwise benefits stockholders.
Restrictions on Ownership and Transfer
Restrictions on ownership and transfer of shares are important to ensure that we meet certain conditions under the U.S. Internal Revenue Code of 1986, as amended ("The Code") to qualify as a REIT. For example, the Code contains the following requirements.

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No more than 50% in value of a REIT’s stock may be owned, actually or constructively (based on attribution rules in the Code), by five or fewer individuals during the last half of a taxable year or a proportionate part of a shorter taxable year. Under the Code, individuals include certain tax-exempt entities, except that qualified domestic pension funds are not generally treated as individuals.

•
If a REIT, or an owner of 10% or more of a REIT, is treated as owning 10% or more of a tenant of the REIT’s property, the rent received by the REIT from the tenant will not be “qualifying income” for purposes of the REIT gross income tests of the Code.

•	A REIT’s stock or beneficial interests must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.
In order to maintain our qualification as a REIT, our articles of incorporation, subject to certain exceptions described below, provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 2.5% in value of our issued and outstanding equity securities with the exception of members of The Saul Organization, who are restricted to 39.9% in value of our issued and outstanding equity securities. The term “ownership limitation” is used to describe this provision of our articles of incorporation.
Any transfer of shares will be null and void, and the intended transferee will acquire no rights in such shares if the transfer:

•	results in any person owning, directly or indirectly, shares in excess of the ownership limitation;

•	results in the shares being owned by fewer than 100 persons (determined without reference to any rules of attribution);

•	results in our being “closely held” (within the meaning of Section 856(h) of the Code); or

•	otherwise results in our failure to qualify as a REIT.
If a stockholder owns more than 1.9% of the value of our outstanding equity stock, then the stockholder must notify us of its share ownership by January 31 of each year.
The ownership limitation generally does not apply to the acquisition of stock by an underwriter that participates in a public offering of such stock. In addition, the Board of Directors may waive these restrictions on a case-by-case basis. The Board has authorized the Company to grant waivers to look-through entities, such as mutual funds, in which shares of equity stock owned by the entity are treated as owned proportionally by individuals who are the beneficial owners of the entity. Even though these entities may own stock in excess of the 2.5% ownership limit, no

Exhibit 4.(h)

individual beneficially or constructively would own more than 2.5%. The Board of Directors has agreed to waive the ownership limit with respect to certain mutual funds and similar investors. In addition, the Board of Directors has agreed to waive the ownership limit with respect to certain bank pledgees of shares of our common stock and units issued by the Operating Partnership and held by members of The Saul Organization.
The ownership limitation could have the effect of delaying, deferring or preventing a transaction or a change in our control that might involve a premium price for our stock or otherwise be in the best interest of our stockholders. All certificates representing shares of stock will bear a legend referring to the restrictions described above.
Automatic Transfer of Stock to Trust
With certain exceptions described below, if any purported transfer of shares would violate any of the restrictions described in the immediately preceding paragraph, then the transfer will be null and void, and those shares will be designated as “excess stock” and transferred automatically to a trust. The transfer to the trust is effective as of the end of the business day next preceding the date of the purported transfer of such shares. The record holder of the shares that are designated as excess stock must deliver those shares to us for registration in the name of the trust. We will act as trustee of the trust. The beneficiary of the trust will be the persons to whom an interest in the excess stock is eventually transferred as provided below.
Any shares of excess stock remain issued and outstanding shares of stock. From and after the purported transfer resulting in excess stock, the record holder shall not be entitled to any dividends or distributions (except upon liquidation) or voting right, except as required by law, but shall be entitled to the right to payment of the purchase price of the shares. Any dividend or distribution paid to a record holder on excess stock shall be repaid to us upon demand. Subject to the ownership limitation, the excess stock may be retransferred by the record holder to any person if the excess stock will not be excess stock in the hands of the person at a price not to exceed:

•	the price paid by the record holder; or

•	if no consideration was paid, fair market value, at which point the excess stock will automatically be exchanged for the equity stock to which the excess stock was attributable.
In addition, the excess stock will be subject to repurchase by us at our election for a period of 90 days after the date of the purported transfer which resulted in such excess stock at a price per share equal to the lesser of (1) the price per share in the transaction that created the excess stock or (2) the fair market value of such shares on the date that we, or our designee, determine to exercise the repurchase right.
Any person who acquires or attempts to acquire common stock or preferred stock which would be null and void under the restrictions described above, or any person who owned shares of common stock or preferred stock that were transferred to a trust, must (1) give us immediate written notice of such event and (2) provide us such other information as requested in order to determine the effect, if any, of such transfer on our status as a REIT.
Business Combinations
The Maryland General Corporation Law prohibits us from entering into “business combinations” and other corporate transactions unless special actions are taken. The business combinations that require these special actions include a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance of equity securities when the combination is between us and an “interested stockholder” (as defined below). An interested stockholder is:

•	any person who beneficially owns 10% or more of the voting power of our shares; or

•	any of our affiliates which beneficially owned 10% or more of the voting power of our shares within two years prior to the date in question.
We may not engage in a business combination with an interested stockholder or any of its affiliates for five years after the interested stockholder becomes an interested stockholder. We may engage in business combinations with an interested stockholder if at least five years have passed since the person became an interested stockholder, but only if the transaction is:

Exhibit 4.(h)

•	recommended by our Board of Directors; and

•	approved by at least

•	80% of our outstanding shares entitled to vote; and

•	two-thirds of our outstanding shares entitled to vote that are not held by the interested stockholder.
Stockholder approval will not be required if our stockholders receive a minimum price (as defined in the statute) for their shares and our stockholders receive cash or the same form of consideration as the interested stockholder paid for its shares.
This prohibition does not apply to business combinations involving us that are exempted by the Board of Directors before the interested stockholder becomes an interested stockholder. Our articles of incorporation have exempted from this provision any business combination with a member of The Saul Organization.
Control Share Acquisitions
The Maryland General Corporation Law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless two-thirds of the stockholders (excluding shares owned by the acquirer, and by the officers and directors who are employees of the Maryland corporation) approve their voting rights.
“Control Shares” are shares that, if added with all other shares previously acquired, would entitle that person to vote, in electing the directors

•	10% or more but less than one-third of such shares;

•	one-third or more but less than a majority of such shares; or

•	a majority of the outstanding shares.
Control shares do not include shares the acquiring person is entitled to vote with stockholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
If this provision becomes applicable to us, a person who has made or proposes to make a control share acquisition could, under certain circumstances, compel our Board of Directors to call a special meeting of stockholders to consider the voting rights of the control shares. We could also present the question at any stockholders’ meeting on our own.
If this provision becomes applicable to us, subject to certain conditions and limitations, we would be able to redeem any or all control shares. If voting rights for control shares were approved at a stockholders meeting and the acquirer were entitled to vote a majority of the shares entitled to vote, all other stockholders could exercise appraisal rights and exchange their shares for a fair value as defined by statute.
Our articles of incorporation state that the Maryland “control share acquisition” law will not apply to any acquisition of our capital stock by the following persons:

•	members of The Saul Organization;

•	directors, officers and employees of us and the Partnership; and

•	any other persons authorized by the Board of Directors.
Limitation of Liability of Directors and Officers
Our articles of incorporation provide that, to the fullest extent that limitations on the liability of directors and officers are permitted by the Maryland General Corporation Law, no director or officer shall be liable to us or our stockholders for money damages. The Maryland General Corporation Law provides that we may restrict or limit the liability of directors or officers for money damages except

Exhibit 4.(h)

•	to the extent anyone actually received an improper benefit or profit in money property or services; or

•
a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding that the person’s action was material to the cause of action adjudicated and the action or failure to act was the result of bad faith or active and deliberate dishonesty.

Indemnification of Directors and Officers
Our articles and bylaws require us to indemnify to the fullest extent permitted by and under the applicable provisions of Maryland General Corporation Law any person who is or was, or who agrees to become, one of our directors or officers or, while one of our directors, is or was serving or agrees to serve, as a director, officer, partner, joint venturer, employee or trustee of another entity, who, by reason of his or her status or service as such was, or is threatened to be made a party, or otherwise involved in any proceeding. The indemnification extends to all losses suffered and all expenses actually and reasonably incurred in connection with any proceeding. The Maryland General Corporation Law provides that we may indemnify directors and officers unless

•	the director actually received an improper benefit or profit in money, property or services;

•	the act or omission of the director was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty; or

•	in a criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.
Our articles of incorporation and bylaws require, as a condition to advancing expenses, (1) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by us and (2) a written affirmation to repay the amount paid by us if it is determined that the director or officer was not entitled to indemnification.
Our articles of incorporation and bylaws also provide that:

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we may, but are not required to, provide indemnification, payment or reimbursement of expenses to any of our employees or agents in such capacity or any person who is or was serving at our request as a director, officer, partner, joint venturer, employee, trustee or agent of another corporation or entity;

•
the Board of Directors may authorize management to act on our behalf in matters relating to indemnification, subject to any limitations that may be imposed by the Board of Directors and to the requirements of applicable law;

•
indemnification and payment or reimbursement of advances as may be permitted or required pursuant to our bylaws shall be furnished in accordance with the procedures set forth in the Maryland General Corporation Law; and

•
we may provide such other further indemnification or provision for the payment or advancement of expenses as may be permitted by the Maryland General Corporation Law for directors of Maryland corporations.

Duties of Directors
Under Maryland law, there is a presumption that the act of a director satisfies the required standard of care. An act of a director relating to or affecting an acquisition or a potential acquisition of control is not subject under Maryland law to a higher duty or greater scrutiny than is applied to any other act of a director. This provision does not impose an enhanced level of scrutiny when a board implements anti-takeover measures in a change of control context, and shifts the burden of proof for demonstrating that the defensive mechanism adopted by a board is reasonable in relation to the threat posed to the board.
Number of Directors; Classified Board
The number of directors may be increased or decreased pursuant to the bylaws, provided that the total number of directors may not be less than 3 or more than 15. Under Maryland law and our articles of incorporation, directors,

Exhibit 4.(h)

subject to the rights of holders of any shares of preferred stock, are elected in three classes for staggered, three-year terms.
Removal of Directors
Under the articles of incorporation, and subject to the rights of any holders of preferred stock, our stockholders may remove a director only with cause upon the affirmative vote of 75% of the Board of Directors or 75% of the number of shares outstanding and entitled to vote on that matter.
Vacancies on the Board of Directors
The bylaws provide that, subject to the rights of any holders of preferred stock, any vacancy on the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled by vote of a majority of the remaining directors. Each director so elected shall serve for the unexpired term of the director he is replacing.
Meetings of Stockholders
Our bylaws provide for an annual meeting of stockholders, to be held in April, to elect individuals to the Board of Directors for that class of directors then standing for election and transact such other business as may properly be brought before the meeting. Special meetings of stockholders may be called by our Chairman of the Board, President or by a majority of the Board of Directors, and shall be called at the request in writing of the holders of 25% of all votes entitled to be cast at the meeting.
Our bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting, if all of the shares entitled to vote on the matter consent to the action in writing, the written consents are filed with the records of the meetings of stockholders and each stockholder executed a written waiver of any right to dissent.
Advance Notice for Stockholder Nominations and Stockholder New Business Proposals
Our bylaws require advance written notice for stockholders to nominate a director or bring other business before a meeting of stockholders. For an annual meeting, to nominate a director or bring other business before a meeting of stockholders, a stockholder must deliver notice to our Secretary not later than the close of business on the 60th day nor earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, however, notice must be timely delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to the annual meeting or the 10th day following the date on which public announcement is first made of the annual meeting.
For a special meeting, to nominate a director, a stockholder must deliver notice to our Secretary not earlier that the close of business on the 90th day prior to the special meeting and not later than the close of business on the later of the 70th day prior to the special meeting or the 10th day following the date on which public announcement is first made of the special meeting. Nominations for elections to the Board of Directors at a special meeting may be made by stockholders only if the Board of Directors has determined that directors shall be elected at the special meeting.
The postponement or adjournment of an annual or special meeting to a later date or time shall not commence any new time periods for the giving of notice as described above. Our bylaws contain detailed requirements for the contents of stockholder notices of director nominations and new business proposals.